SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*
                                            ----

                                   ACCOM, INC.
                     ---------------------------------------
                                (Name of Issuer)


                                  Common Stock
                     ---------------------------------------
                         (Title of Class of Securities)

                                   004334 10 8
                     ---------------------------------------
                                 (CUSIP Number)

                                Pamela K. Hagenah
                            Integral Capital Partners
                               2750 Sand Hill Road
                          Menlo Park, California 94025
                                 (415) 233-0360
            --------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                December 13, 1996
            --------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

         Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

         NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 28 Pages

                       Exhibit Index Contained on Page 22

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  004334 10 8                                           13D        Page 2 of 28 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management, L.P. ("ICM2")
                     94-3195370
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                      (a) [   ]    (b) [ X ]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                       [   ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                           -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER                         -0-
                  OF
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER                      -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER                    -0-

----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      -0-
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                       [   ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               0.00%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  004334 10 8                                           13D        Page 3 of 28 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management II, L.P. ("ICM2")
                     94-3195370
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                      (a) [   ]    (b) [ X ]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                       [   ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       167,300 shares, of which 123,487 shares are directly owned by
                SHARES                                     Integral Capital Partners II, L.P. ("ICP2") and 43,813 shares are
             BENEFICIALLY                                  directly owned by Integral Capital Partners International II C.V.
            OWNED BY EACH                                  ("ICPI2"). ICM2 is the general partner of ICP2 and the investment
              REPORTING                                    general partner of ICPI2.
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           167,300 shares (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              167,300 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                       [   ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               2.58%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  004334 10 8                                           13D        Page 4 of 28 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management III, L.P. ("ICM3")
                     94-3239712
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                      (a) [   ]    (b) [ X ]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                       [   ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       81,215 shares, of which 63,598 shares are directly owned by
                SHARES                                     Integral Capital Partners III, L.P. ("ICP3") and 17,617 shares
             BENEFICIALLY                                  are directly owned by Integral Capital Partners International
            OWNED BY EACH                                  III, L.P. ("ICPI3").  ICM3 is the general partner of ICP3 and the
              REPORTING                                    investment general partner of ICPI3.
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           81,215 shares (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               81,215 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                       [   ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               1.25%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  004334 10 8                                           13D        Page 5 of 28 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners, L.P. ("ICP")
                     94-3148668
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                      (a) [   ]    (b) [ X ]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                       [   ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                           -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER                         -0-
                  OF
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER                     -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER                   -0-
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                   -0-
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                       [   ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               0.00%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                               *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  004334 10 8                                           13D        Page 6 of 28 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners International C.V. ("ICPI")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                      (a) [   ]    (b) [ X ]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                       [   ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Netherlands Antilles (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                            -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER                          -0-
                  OF
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER                       -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER                     -0-

----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                  -0-
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                       [   ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               0.00%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                               *SEE INSTRUCTIONS BEFORE FILLING OUT!



-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  004334 10 8                                           13D        Page 7 of 28 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners II, L.P. ("ICP2")
                     94-3195372
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                      (a) [   ]    (b) [ X ]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                       [   ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       123,487 shares are directly owned by ICP2.  Integral Capital
                SHARES                                     Management II, L.P. is the general partner of ICP2.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           123,487 shares (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              123,487 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                       [   ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               1.90%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                               *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  004334 10 8                                           13D        Page 8 of 28 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners International II C.V. ("ICPI2")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                      (a) [   ]    (b) [ X ]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                       [   ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Netherlands Antilles (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       43,813 shares are directly owned by ICPI2.  Integral Capital
                SHARES                                     Management II, L.P. is the investment general partner of ICPI2.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           43,813 shares (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               43,813 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                       [   ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               0.67%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  004334 10 8                                           13D        Page 9 of 28 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners III, L.P. ("ICP3")
                     94-3239713
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                      (a) [   ]    (b) [ X ]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                       [   ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       63,598 shares are directly owned by ICP3.  Integral Capital
                SHARES                                     Management III, L.P. is the general partner of ICP3.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           63,598 shares (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               63,598 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                       [   ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               0.98%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                               *SEE INSTRUCTIONS BEFORE FILLING OUT!





-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  004334 10 8                                           13D        Page 10 of 28 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners International III, L.P. ("ICPI3")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                      (a) [   ]    (b) [ X ]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                       [   ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Cayman Islands (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       17,617 shares are directly owned by ICPI3.  Integral Capital
                SHARES                                     Management III, L.P. is the investment general partner of ICPI3.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           17,617 shares (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               17,617 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                       [   ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               0.27%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  004334 10 8                                           13D        Page 11 of 28 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Roger B. McNamee
                     ###-##-####
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                      (a) [   ]    (b) [ X ]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                       [   ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States citizen
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       248,515 shares, of which 123,487 shares are directly owned by
                SHARES                                     ICP2, 63,598 shares are directly owned by ICP3, 43,813 shares are
             BENEFICIALLY                                  directly owned by ICPI2 and 17,617 shares are directly owned by
            OWNED BY EACH                                  ICPI3. ICM2 is the general partner of ICP2 and the investment
              REPORTING                                    general partner of ICPI2.  ICM3 is the general partner of ICP3
                PERSON                                     and the investment general partner of ICPI3.  Mr. McNamee is a
                 WITH                                      general partner of ICM2 and ICM3.
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           248,515 shares (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              248,515 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                       [   ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               3.83%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      IN
----------- ------------------------------------------------------------------------------------------------------------------
                                                           *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  004334 10 8                                           13D        Page 12 of 28 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     John A. Powell
                     ###-##-####
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                      (a) [   ]    (b) [ X ]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                       [   ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States citizen
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       248,515 shares, of which 123,487 shares are directly owned by
                SHARES                                     ICP2, 63,598 shares are directly owned by ICP3, 43,813 shares are
             BENEFICIALLY                                  directly owned by ICPI2 and 17,617 shares are directly owned by
            OWNED BY EACH                                  ICPI3. ICM2 is the general partner of ICP2 and the investment
              REPORTING                                    general partner of ICPI2.  ICM3 is the general partner of ICP3
                PERSON                                     and the investment general partner of ICPI3.  Mr. Powell is a
                 WITH                                      general partner of ICM2 and ICM3.
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           248,515 shares (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              248,515 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                       [   ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               3.83%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      IN
----------- ------------------------------------------------------------------------------------------------------------------
                                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  004334 10 8                                           13D        Page 13 of 28 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Pamela K. Hagenah
                     ###-##-####
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                      (a) [   ]    (b) [ X ]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                       [   ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States citizen
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       248,515 shares, of which 123,487 shares are directly owned by
                SHARES                                     ICP2, 63,598 shares are directly owned by ICP3, 43,813 shares are
             BENEFICIALLY                                  directly owned by ICPI2 and 17,617 shares are directly owned by
            OWNED BY EACH                                  ICPI3.  ICM2 is the general partner of ICP2 and the investment
              REPORTING                                    general partner of ICPI2.  ICM3 is the general partner of ICP3
                PERSON                                     and the investment general partner of ICPI3.  Ms. Hagenah is a
                 WITH                                      general partner of ICM2 and ICM3.
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           248,515 shares (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              248,515 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                       [   ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               3.83%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      IN
----------- ------------------------------------------------------------------------------------------------------------------

                                                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


         This statement constitutes Amendment No. 1 to the statement on Schedule 13D of Accom, Inc. (the "Issuer") filed on April 23, 1996 (the "Schedule 13D") by and on behalf of Integral Capital Management, L.P., a Delaware limited partnership ("ICM"), Integral Capital Management II, L.P., a Delaware limited partnership ("ICM2"), Integral Capital Management III, L.P., a Delaware limited partnership ("ICM3"), and the general partners of ICM, ICM2, and ICM3. The principal business address of ICM, ICM2 and ICM3 is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses, occupations and citizenships of all the general partners of ICM, ICM2 and ICM3 are set forth on Exhibit B hereto. Capitalized terms not defined herein have the meaning ascribed to them in the Schedule 13D.

         Only those items amended are reported herein.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

     A.  Integral Capital Management, L.P. ("ICM")

         (a)  Amount Beneficially Owned:  -0-
              Percent of Class:  0.00%
         (b)  Number of shares as to which such person has:
              1.     Sole power to vote or to direct vote:  -0-
              2.     Shared power to vote or to direct vote:  -0-
              3.     Sole power to dispose or to direct the disposition:  -0-
              4.    Shared power to dispose or to direct the disposition:  -0-

         (c) To the best knowledge of ICM, the only transaction in the Shares effected during the 60 days prior to December 13, 1996 through the date hereof by Integral Capital Partners, L.P., a Delaware limited partnership ("ICP"), Integral Capital Partners International C.V., a Netherlands Antilles limited partnership ("ICPI"), ICM, or any of the persons listed as general partners of ICM on Exhibit B hereto occurred on December 10, 1996, when ICP and ICPI made open market sales of 22,810 shares and 2,190 shares, respectively, of the Issuer's Common Stock for a consideration per share of $2.125, and on December 13, 1996, when ICP and ICPI made open market sales of 137,255 shares and 13,185 shares, respectively, of the Issuer's Common Stock for a consideration per share of $1.75.

         (d) ICM is the general partner of Integral Capital Partners, L.P., a Delaware limited partnership ("ICP"), and the investment general partner of Integral Capital Partners International C.V., a Netherlands Antilles limited partnership ("ICPI"). Roger B. McNamee and John A. Powell are the general partners of ICM and therefore have the power to direct the affairs of ICM, including decisions respecting the disposition of the proceeds from the sale of the Shares. Under certain circumstances set forth in the limited partnership agreements of ICP, ICPI and ICM, the general and limited partners of such entities may receive dividends from, or the proceeds from the sale of Shares of Common Stock of Accom, Inc. owned, directly or indirectly, by each such entity.

         (e) Not applicable.

     B.  Integral Capital Management II, L.P. ("ICM2")("ICM2")

         (a)    Amount Beneficially Owned:  167,300
                Percent of Class:  2.60%
         (b)    Number of shares as to which such person has:
                1.     Sole power to vote or to direct vote:  -0-
                2.     Shared power to vote or to direct vote:  167,300
                3.     Sole power to dispose or to direct the disposition:  -0-
                4.     Shared power to dispose or to direct the
                       disposition:  167,300

         (c) To the best knowledge of ICM2, the only transactions in the Shares effected during the 60 days prior to December 13, 1996 through the date hereof by Integral Capital Partners II, L.P., a Delaware limited partnership ("ICP2"), Integral Capital Partners International II C.V., a Netherlands Antilles limited partnership ("ICPI2"), ICM2, or any of the persons listed as general partners of ICM2 on Exhibit B hereto were the transactions described in Item 5A(c) above.

         (d) ICM2 is the general partner of ICP2 and the investment general partner of ICPI2. Roger B. McNamee, John A. Powell and Pamela K. Hagenah are the general partners of ICM2 and therefore have the power to direct the affairs of ICM2, including decisions respecting the disposition of the proceeds from the sale of the Shares. Under certain circumstances set forth in the limited partnership agreements of ICP2, ICPI2 and ICM2, the general and limited partners of such entities may receive dividends from, or the proceeds from the sale of Shares of Common Stock of Accom, Inc. owned, directly or indirectly, by each such entity.

         (e)      Not applicable.

    C.   Integral Capital Management II, L.P. ("ICM2") ("ICM3")

         (a)    Amount Beneficially Owned:  81,215
                Percent of Class:  1.26 %
         (b)    Number of shares as to which such person has:
                1.     Sole power to vote or to direct vote:  -0-
                2.     Shared power to vote or to direct vote:  81,215
                3. Sole power to dispose or to direct the disposition: -0-Shared power to dispose or to direct the disposition:  81,215

         (c) To the best knowledge of ICM3, the only transaction in the Shares effected during the 60 days prior to December 13, 1996 through the date hereof by Integral Capital Partners III, L.P., a Delaware limited partnership ("ICP3"), Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership ("ICPI3"), ICM3, or any of the persons listed as general partners of ICM3 on Exhibit B hereto were the transactions described in Item 5A(c) above.

         (d) ICM3 is the general partner of ICP3 and the investment general partner of ICPI3. Roger B. McNamee, John A. Powell and Pamela K. Hagenah are the general partners of ICM3 and therefore have the power to direct the affairs of ICM3, including decisions respecting the disposition of the proceeds from the sale of the Shares. Under certain circumstances set forth in the limited partnership agreements of ICP3, ICPI3 and ICM3, the general and limited partners of such entities may receive dividends from, or the proceeds from the sale of Shares of Common Stock of Accom, Inc. owned, directly or indirectly, by each such entity.

         (e) Not applicable.

     D.  Roger B. McNamee

         (a)      Amount Beneficially Owned:  248,515
                  Percent of Class:  3.83%
         (b)      Number of shares as to which such person has:
                  4.     Sole power to vote or to direct vote:  -0-
                  5.     Shared power to vote or to direct vote: 248,515
                  6.     Sole power to dispose or to direct the
                         disposition:  -0-
                  7.     Shared power to dispose or to direct the
                         disposition:  248,515
         (c)      Please see Items 5A(c), 5B(c) and 5C(c) above.
         (d)      Please see Items 5A(d), 5B(d) and 5C(d) above.
         (e)      Not applicable.

    E.   John A. Powell

         (a)      Amount Beneficially Owned:  248,515
                  Percent of Class:  3.83%
         (b)      Number of shares as to which such person has:
                  1.    Sole power to vote or to direct vote:  -0-
                  2.    Shared power to vote or to direct vote:  248,515
                  3.    Sole power to dispose or to direct the disposition:  -0-
                  4.    Shared power to dispose or to direct the
                        disposition:  248,515
         (c)      Please see Items 5A(c), 5B(c) and 5C(c) above.
         (d)      Please see Items 5A(d), 5B(d) and 5C(d) above.
         (e)      Not applicable.

    F.   Pamela K. Hagenah

         (a)      Amount Beneficially Owned:  248,515
                  Percent of Class:  3.83%
         (b)      Number of shares as to which such person has:
                  1.    Sole power to vote or to direct vote:  -0-
                  2.    Shared power to vote or to direct vote:  248,515
                  3.    Sole power to dispose or to direct the disposition:  -0-
                  4.    Shared power to dispose or to direct the
                        disposition:  248,515
         (c)      Please see Item 5B(c) and 5C(c) above.
         (d)      Please see Item 5B(d) and 5C(d) above.
         (e)      Not applicable.

    G.   Integral Capital Partners, L.P.

         (a)      Aggregate number of Shares owned:  -0-
                  Percentage:  0.00%
         (b)      1.    Sole power to vote or to direct vote:  -0-
                  2.    Shared power to vote or to direct vote:  -0-
                  3.    Sole power to dispose or to direct the disposition:  -0-
                  4.    Shared power to dispose or to direct the
                        disposition:  -0-
         (c)      See Item 5A(c) above.
         (d)      See Item 5A(d) above.
         (e)      Not applicable.

    H.   Integral Capital Partners International C.V.

         (a)      Aggregate number of Shares owned:  -0-
                  Percentage:  0.00%
         (b)      1.    Sole power to vote or to direct vote:  -0-
                  2.    Shared power to vote or to direct vote:  -0-
                  3.    Sole power to dispose or to direct the disposition:  -0-
                  4.    Shared power to dispose or to direct the
                        disposition:  -0-
         (c)      See Item 5A(c) above.
         (d)      See Item 5A(d) above.
         (e)      Not applicable.

    I.   Integral Capital Partners II, L.P.

         (a)      Aggregate number of Shares owned:  123,487
                  Percentage:  1.90%
         (b)      1.    Sole power to vote or to direct vote:  -0-
                  2.    Shared power to vote or to direct vote:  123,487
                  3.    Sole power to dispose or to direct the disposition:  -0-
                  4.    Shared power to dispose or to direct the
                        disposition:  123,487
         (c)      See item 5B(c) above.
         (d)      See Item 5B(d) above.
         (e)      Not applicable.

    J.   Integral Capital Partners International II C.V.

         (a)      Aggregate number of Shares owned:  43,813
                  Percentage:  0.67%
         (b)      1.    Sole power to vote or to direct vote:  -0-
                  2.    Shared power to vote or to direct vote:  43,813
                  3.    Sole power to dispose or to direct the disposition:  -0-
                  4.    Shared power to dispose or to direct the
                        disposition:  43,813
         (c)      See Item 5B(c) above.
         (d)      See Item 5B(d) above.
         (e)      Not applicable.

    K.   Integral Capital Partners III, L.P.

         (a)      Aggregate number of Shares owned:  63,598
                  Percentage: 0.98%
         (b)      1.       Sole power to vote or to direct vote: -0-
                  2.       Shared power to vote or to direct vote:  63,598
                  3.       Sole power to dispose or to direct the
                           disposition: -0-
                  4.       Shared power to dispose or to direct the
                           disposition:  63,598
         (c)      See Item 5C(c) above.
         (d)      See Item 5C(d) above.
         (e)      Not applicable.

         L.       Integral Capital Partners International III, L.P.

         (a)      Aggregate number of Shares owned:  17,617
                  Percentage: 0.27%
         (b)      1.       Sole power to vote or to direct vote: -0-
                  2.       Shared power to vote or to direct vote:  17,617
                  3.       Sole power to dispose or to direct the
                           disposition: -0-
                  4.       Shared power to dispose or to direct the
]                          disposition:  17,617
         (c)      See Item 5C(c) above.
         (d)      See Item 5C(d) above.
         (e)      Not applicable.


ITEM 7.  MATERIALS TO BE FILED AS EXHIBITS

         Exhibit A:     Agreement of Joint Filing

         Exhibit B:     List  of  General   Partners  of  Integral   Capital
                        Management,  L.P.,  Integral Capital Management II, L.P.
                        and Integral Capital Management III, L.P.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 16, 1996

                                 INTEGRAL CAPITAL MANAGEMENT, L.P.


                                 By:        /s/ John A. Powell
                                    --------------------------------------
                                                John A. Powell
                                                a General Partner


                                 INTEGRAL CAPITAL MANAGEMENT II, L.P.


                                 By:        /s/ John A. Powell
                                    --------------------------------------
                                                John A. Powell
                                                a General Partner


                                 INTEGRAL CAPITAL MANAGEMENT III, L.P.


                                 By:        /s/ John A. Powell
                                    --------------------------------------
                                                John A. Powell
                                                a General Partner



                                 ROGER B. McNAMEE
                                 PAMELA K. HAGENAH


                                 By:        /s/ John A. Powell
                                    --------------------------------------
                                                John A. Powell
                                                Attorney-in-Fact



                                 /s/ John A. Powell
                                 ------------------------------------------
                                     John A. Powell

                                 INTEGRAL CAPITAL PARTNERS, L.P.

                                 By Integral Capital Management, L.P.,
                                 its General Partner


                                 By:       /s/ John A. Powell
                                    --------------------------------------
                                               John A. Powell
                                               a General Partner


                                 INTEGRAL CAPITAL PARTNERS II, L.P.

                                 By Integral Capital Management II, L.P., its General Partner


                                 By:       /s/ John A. Powell
                                    --------------------------------------
                                               John A. Powell
                                               a General Partner


                                 INTEGRAL CAPITAL PARTNERS III, L.P.

                                 By Integral Capital Management III, L.P.
                                 its General Partner


                                 By:       /s/ John A. Powell
                                    --------------------------------------
                                               John A. Powell
                                               a General Partner


                                 INTEGRAL CAPITAL PARTNERS INTERNATIONAL C.V.

                                 By Integral Capital Management, L.P.,
                                 its Investment General Partner


                                 By:       /s/ John A. Powell
                                    --------------------------------------
                                               John A. Powell
                                               a General Partner

                                 INTEGRAL CAPITAL PARTNERS INTERNATIONAL II C.V.

                                 By Integral Capital Management II, L.P., its Investment General Partner


                                 By:        /s/ John A. Powell
                                    --------------------------------------
                                                John A. Powell
                                                a General Partner


                                 INTEGRAL CAPITAL PARTNERS INTERNATIONAL
                                 III, L.P.

                                 By Integral Capital Management III, L.P., its Investment General Partner


                                 By:        /s/ John A. Powell
                                    --------------------------------------
                                                John A. Powell
                                                a General Partner

                                  EXHIBIT INDEX


                                                                 Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------
Exhibit A:        Agreement of Joint Filing                            23

Exhibit B:        List of General Partners of Integral Capital         26
                  Management, L.P., Integral Capital
                  Management II, L.P. and Integral Capital
                  Management III, L.P.

                                    EXHIBIT A

                            Agreement of Joint Filing


                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Act the statement dated December 16, 1996, containing the information required by Schedule 13D, for the 248,515 Shares of the Common Stock of Accom, Inc. held by Integral Capital Partners II, L.P., a Delaware limited partnership, Integral Capital Partners International II C.V., a Netherlands Antilles limited partnership, Integral Capital Partners III, L.P., a Delaware limited partnership, and Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership.

Date:  December 16, 1996

                                 INTEGRAL CAPITAL MANAGEMENT, L.P.


                                 By:       /s/ John A. Powell
                                    --------------------------------------
                                               John A. Powell
                                               a General Partner


                                INTEGRAL CAPITAL MANAGEMENT II, L.P.


                                 By:       /s/ John A. Powell
                                    --------------------------------------
                                               John A. Powell
                                               a General Partner

                                INTEGRAL CAPITAL MANAGEMENT III, L.P.


                                By:       /s/ John A. Powell
                                    --------------------------------------
                                              John A. Powell
                                              a General Partner

                                ROGER B. McNAMEE
                                PAMELA K. HAGENAH


                                By:       /s/ John A. Powell
                                    --------------------------------------
                                              John A. Powell
                                              Attorney-in-Fact



                                 /s/ John A. Powell
                                 -----------------------------------------
                                 John A. Powell

                                 INTEGRAL CAPITAL PARTNERS, L.P.

                                 By Integral Capital Management, L.P.,
                                 its General Partner


                                 By:       /s/ John A. Powell
                                    --------------------------------------
                                               John A. Powell
                                               a General Partner


                                 INTEGRAL CAPITAL PARTNERS INTERNATIONAL C.V.

                                 By Integral Capital Management, L.P., its
                                 Investment General Partner


                                 By:       /s/ John A. Powell
                                    --------------------------------------
                                               John A. Powell
                                               a General Partner


                                 INTEGRAL CAPITAL PARTNERS II, L.P.

                                 By Integral Capital Management II, L.P., its General Partner


                                 By:       /s/ John A. Powell
                                    --------------------------------------
                                               John A. Powell
                                               a General Partner


                                 INTEGRAL CAPITAL PARTNERS INTERNATIONAL II C.V.

                                 By Integral Capital Management II, L.P., its
                                 Investment General Partner


                                 By:       /s/ John A. Powell

                             --------------------------------------
                                               John A. Powell
                                               a General Partner

                                 INTEGRAL CAPITAL PARTNERS III, L.P.

                                 By Integral Capital Management III, L.P., its General Partner


                                 By:       /s/ John A. Powell
                                    --------------------------------------
                                               John A. Powell
                                               a General Partner

                                 INTEGRAL CAPITAL PARTNERS INTERNATIONAL
                                 III, L.P.

                                 By Integral Capital Management III, L.P., its Investment General Partner


                                 By:       /s/ John A. Powell
                                    --------------------------------------
                                              John A. Powell
                                              a General Partner

                                    EXHIBIT B

                               General Partners of
                        Integral Capital Management, L.P.

                  Set forth below, with respect to each general partner of Integral Capital Management, L.P., is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.       (a)      Roger B. McNamee
         (b)      c/o Integral Capital Partners
                  2750 Sand Hill Road,
                  Menlo Park, CA  94025
         (c)      General Partner of Integral Capital Management, L.P., Integral
                  Capital Management II, L.P. and Integral Capital Management
                  III, L.P.
         (d)      United States Citizen

2.       (a)      John A. Powell
         (b)      c/o Integral Capital Partners
                  2750 Sand Hill Road,
                  Menlo Park, CA  94025
         (c)      General Partner of Integral Capital Management, L.P., Integral
                  Capital Management II, L.P. and Integral Capital Management
                  III, L.P.
         (d)      United States Citizen

                               General Partners of
                      Integral Capital Management II, L.P.

                  Set forth below, with respect to each general partner of Integral Capital Management II, L.P., is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.       (a)      Roger B. McNamee
         (b)      c/o Integral Capital Partners
                  2750 Sand Hill Road,
                  Menlo Park, CA  94025
         (c)      General Partner of Integral Capital Management, L.P., Integral
                  Capital Management II, L.P. and Integral Capital Management
                  III, L.P.
         (d)      United States Citizen

2.       (a)      John A. Powell
         (b)      c/o Integral Capital Partners
                  2750 Sand Hill Road,
                  Menlo Park, CA  94025
         (c)      General Partner of Integral Capital Management, L.P., Integral
                  Capital Management II, L.P. and Integral Capital Management
                  III, L.P.
         (d)      United States Citizen

3.       (a)      Pamela K. Hagenah
         (b)      c/o Integral Capital Partners
                  2750 Sand Hill Road,
                  Menlo Park, CA  94025
         (c)      General Partner of Integral Capital Management II, L.P. and
                  Integral Capital Management III, L.P.
         (d)      United States Citizen

                               General Partners of
                      Integral Capital Management III, L.P.

                  Set forth below, with respect to each general partner of Integral Capital Management III, L.P., is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.       (a)      Roger B. McNamee
         (b)      c/o Integral Capital Partners
                  2750 Sand Hill Road,
                  Menlo Park, CA  94025
         (c)      General Partner of Integral Capital Management, L.P., Integral
                  Capital Management II, L.P. and Integral Capital Management
                  III, L.P.
         (d)      United States Citizen

2.       (a)      John A. Powell
         (b)      c/o Integral Capital Partners
                  2750 Sand Hill Road,
                  Menlo Park, CA  94025
         (c)      General Partner of Integral Capital Management, L.P., Integral
                  Capital  Management  II, L.P.  and Integral Capital Management
                  III, L.P.
         (d)      United States Citizen

3.       (a)      Pamela K. Hagenah
         (b)      c/o Integral Capital Partners
                  2750 Sand Hill Road,
                  Menlo Park, CA  94025
         (c)      General Partner of Integral Capital Management II, L.P. and
                  Integral Capital Management III, L.P.
         (d)      United States Citizen